Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235

TYSON REPORTS THIRD QUARTER
AND NINE MONTHS FISCAL 2012 RESULTS

•	3rd quarter EPS was $0.21, which included a charge for the early extinguishment of debt totaling $167 million, or $0.29 per diluted share

•	Excluding the early extinguishment charge, 3rd quarter EPS was $0.50, as compared to $0.51 last year

•	Overall operating margin was 4.0%

•	Chicken operating income $153 million, or 5.3% of sales

•	Beef operating income $71 million, or 2.0% of sales

•	Pork operating income $69 million, or 5.1% of sales

•	Prepared Foods operating income $47 million, or 6.2% of sales

•	Successfully completed the refinancing of high yield debt

•	Proceeds from issuance of $1.0 billion 4.50% Notes due 2022 used for extinguishment of $810 million 10.50% Notes due 2014

•	Will reduce annualized interest expense by approximately $55 million

•	Liquidity totaled $1.8 billion at June 30, 2012

Springdale, Arkansas – August 6, 2012 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Third Quarter		Nine Months
	2012	2011	2012	2011
Sales	$8,308	$8,247	$24,905	$23,862
Operating Income	336	312	916	1,113

Net Income	73	188	395	638
Less: Net Loss Attributable to Noncontrolling Interest	(3)	(8)	(3)	(15)
Net Income Attributable to Tyson	$76	$196	$398	$653

Net Income Per Share Attributable to Tyson	$0.21	$0.51	$1.07	$1.71

•	Third Quarter and Nine Months Fiscal 2012 - Included pretax charge of $167 million, or $0.29 per diluted share, from the early extinguishment of debt

“We produced solid results in our fiscal third quarter despite softer than expected domestic demand for protein,” said Donnie Smith, president and chief executive officer of Tyson Foods. “I am especially pleased with the performance of our Chicken and Prepared Foods segments. Our Beef and Pork segments have been operating in very difficult market conditions that will result in our earnings for fiscal 2012 coming in lower than we previously projected.
“Grain costs have been increasing significantly and rapidly, largely as a result of the on-going U.S. drought. While we ultimately expect to pass along rising input costs, these costs, coupled with continued soft demand, are likely to pressure earnings in 2013. However, we still anticipate solid earnings for the year, and we are performing well during challenging circumstances. With our strong balance sheet, customer relationships, new product development capabilities, and efficient operations, we believe Tyson Foods is in the best position in our industry to succeed now and in the future.
“We're often faced with challenges in our business, but our strategy will allow us to manage through trying times for continued success. We are focused on growing our prepared foods, international poultry and value-added poultry businesses. We can't make it rain, but we can execute against our strategy by producing high quality foods using innovative and cost effective processes. It's tough right now, but I'm confident we will come out of this in even better shape than we are in today.”

Segment Performance Review (in millions)

Sales
(for the third quarter and nine months ended June 30, 2012, and July 2, 2011)
	Third Quarter				Nine Months
			Volume	Avg. Price			Volume	Avg. Price
	2012	2011	Change	Change	2012	2011	Change	Change
Chicken	$2,902	$2,800	(4.1)%	8.0%	$8,575	$8,158	(3.6)%	9.1%
Beef	3,487	3,515	(13.9)%	15.2%	10,323	10,033	(10.9)%	15.4%
Pork	1,344	1,408	2.5%	(6.9)%	4,191	4,030	1.6%	2.3%
Prepared Foods	764	804	(0.9)%	(4.2)%	2,432	2,388	(1.2)%	3.0%
Other	24	30	n/a	n/a	124	63	n/a	n/a
Intersegment Sales	(213)	(310)	n/a	n/a	(740)	(810)	n/a	n/a
Total	$8,308	$8,247	(4.3)%	5.4%	$24,905	$23,862	(4.5)%	9.0%

Operating Income (Loss)
(for the third quarter and nine months ended June 30, 2012, and July 2, 2011)
	Third Quarter				Nine Months
			Operating Margin				Operating Margin
	2012	2011	2012	2011	2012	2011	2012	2011
Chicken	$153	$28	5.3%	1.0%	$330	$246	3.8%	3.0%
Beef	71	140	2.0%	4.0%	101	350	1.0%	3.5%
Pork	69	124	5.1%	8.8%	349	447	8.3%	11.1%
Prepared Foods	47	30	6.2%	3.7%	142	89	5.8%	3.7%
Other	(4)	(10)	n/a	n/a	(6)	(19)	n/a	n/a
Total	$336	$312	4.0%	3.8%	$916	$1,113	3.7%	4.7%

Outlook
Our continued capital investment in our businesses, strong liquidity and reduced interest expense will help us finish fiscal 2012 strong and put us in a good position as we begin fiscal 2013. In fiscal 2013, we expect overall domestic protein production (chicken, beef, pork and turkey) to decrease slightly from fiscal 2012 levels. The recent drought conditions have reduced expected grain supplies, which will result in higher input costs as well as increased costs for cattle and hog producers. The following is a summary of the fiscal 2013 outlook for each of our segments:

•
Chicken - Current USDA data shows U.S. chicken production to be relatively flat in fiscal 2013 compared to fiscal 2012. However, changing crop conditions and pricing could change this estimate. The capital investment and significant operational improvements we have made in our Chicken segment have better positioned us to adjust to rising grain prices and remain profitable. Due to the current run up in grain prices, we will be challenged in fiscal 2013, but anticipate our Chicken segment will remain profitable.

•
Beef - We expect to see a reduction of industry fed cattle supplies of 1-2% in fiscal 2013 as compared to fiscal 2012, with the reduction predominately in the second half of fiscal 2013. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. We anticipate beef exports will remain strong in fiscal 2013. For fiscal 2013, we believe our Beef segment will remain profitable, but could be below our normalized range of 2.5%-4.5%.

•
Pork - We expect industry hog supplies in fiscal 2013 to be up 1-2% compared to fiscal 2012 and we expect pork exports to remain strong in fiscal 2013. For fiscal 2013, we believe our Pork segment should remain at or above our normalized range of 6.0%-8.0%.

•
Prepared Foods - We expect operational improvements and increased pricing to offset increased raw material costs. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through increased pricing. For fiscal 2013, we believe our Prepared Foods segment should remain in its normalized range of 4.0%-6.0%.

Outlook Continued
Through the first nine months of fiscal 2012, we used cash and cash flows from operations to reinvest over $700 million back into our business through capital expenditures and share repurchases. The following is a summary of the outlook for the balance of fiscal 2012 and fiscal 2013 for sales, capital expenditures, net interest expense, debt and liquidity and share repurchases:

•
Sales - We expect fiscal 2012 sales to approximate $33 billion, down $1 billion from our previous estimate due to weak domestic protein demand. We expect fiscal 2013 sales to approximate $35 billion mostly resulting from price increases related to expected decreases in domestic availability of protein and increased raw material costs.

•
Capital Expenditures - We expect total capital expenditures for fiscal 2012 to approximate $700 million. While this is down from our previous estimate, the anticipated projects are still ongoing, but will not be completed in fiscal 2012. We expect fiscal 2013 capital expenditures to approximate $500-$550 million. The reduction in planned capital expenditures from fiscal 2012 is primarily a result of an anticipated rise in working capital needs in fiscal 2013. Once we gain more visibility into our working capital needs, or should forecasted conditions change, we may raise our capital expenditures target.

•
Net Interest Expense - We expect net interest expense for fiscal 2012 to approximate $340 million, which includes the $167 million charge from the early extinguishment of debt during the third quarter fiscal 2012. We expect fiscal 2013 net interest expense will approximate $130-$140 million.

•
Debt and Liquidity - We do not have any significant scheduled maturities of debt due until October 2013 and may use our available cash to repurchase notes when available at attractive rates. Total liquidity at June 30, 2012, was $1.8 billion, well above our goal to maintain liquidity in excess of $1.2 billion.

•
Share Repurchases - We currently expect to reduce repurchases under our share repurchase program as a result of an anticipated rise in working capital needs. Once we gain more visibility into our working capital needs, or should forecasted conditions change, we may increase our share repurchases. As of June 30, 2012, 38.4 million shares remain available for repurchase under this program. The timing and extent to which we repurchase shares will depend upon, among other things, markets, industry conditions, liquidity targets, our debt obligations and regulatory requirements.

Segment Performance Review

Chicken Segment Results

in millions	Three Months Ended			Nine Months Ended
	June 30, 2012	July 2, 2011	Change	June 30, 2012	July 2, 2011	Change
Sales	$2,902	$2,800	$102	$8,575	$8,158	$417
Sales Volume Change			(4.1)%			(3.6)%
Average Sales Price Change			8.0%			9.1%

Operating Income	$153	$28	$125	$330	$246	$84
Operating Margin	5.3%	1.0%		3.8%	3.0%
Third quarter and nine months – Fiscal 2012 vs Fiscal 2011

•	Sales and Operating Income –

•
Sales Volume – The decrease in sales volumes in the third quarter and nine months of fiscal 2012 was primarily attributable to a decrease in domestic production pounds as a result of balancing our supply with forecasted customer demand, partially offset by increases in international sales volumes and open-market meat purchases.

•	Average Sales Price – The increase in average sales price is primarily due to mix changes and price increases associated with reduced industry supply and increased input costs.

•
Operating Income – Operating income was positively impacted by increases in average sales price, improved mix and operational improvements. These increases were partially offset by increased grain and feed ingredients costs of $25 million and $310 million for the third quarter and nine months of fiscal 2012, respectively. Increases in other growout operating costs of $55 million also negatively impacted operating income for the nine months of fiscal 2012. Additionally, our foreign start-up businesses in Brazil and China incurred operating losses of $30 million and $60 million for the third quarter and nine months of fiscal 2012, respectively.

•
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to grain and energy purchases. These amounts exclude the impact from related physical purchase transactions, which impact current and future period operating results.

Income/(Loss) - in millions	Qtr	YTD
2012	$(16)	$(22)
2011	(2)	72
Decline in operating results	$(14)	$(94)

Beef Segment Results

in millions	Three Months Ended			Nine Months Ended
	June 30, 2012	July 2, 2011	Change	June 30, 2012	July 2, 2011	Change
Sales	$3,487	$3,515	$(28)	$10,323	$10,033	$290
Sales Volume Change			(13.9)%			(10.9)%
Average Sales Price Change			15.2%			15.4%

Operating Income	$71	$140	$(69)	$101	$350	$(249)
Operating Margin	2.0%	4.0%		1.0%	3.5%
Third quarter and nine months – Fiscal 2012 vs Fiscal 2011

•	Sales and Operating Income –

•
Average sales price increased due to price increases associated with increased livestock costs. Sales volumes decreased due to a reduction in live cattle processed and outside tallow purchases. Operating income decreased in the third quarter and nine months of fiscal 2012 as the result of higher fed cattle costs and reduced demand for beef products, which made it difficult to pass along increased input costs, as well as lower sales volumes and increased employee-related operating costs.

•
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to forward futures contracts for live cattle. These amounts exclude the impact from related physical sale and purchase transactions, which impact current and future period operating results.

Income/(Loss) - in millions	Qtr	YTD
2012	$13	$21
2011	(1)	(40)
Improvement in operating results	$14	$61

Pork Segment Results

in millions	Three Months Ended			Nine Months Ended
	June 30, 2012	July 2, 2011	Change	June 30, 2012	July 2, 2011	Change
Sales	$1,344	$1,408	$(64)	$4,191	$4,030	$161
Sales Volume Change			2.5%			1.6%
Average Sales Price Change			(6.9)%			2.3%

Operating Income	$69	$124	$(55)	$349	$447	$(98)
Operating Margin	5.1%	8.8%		8.3%	11.1%
Third quarter and nine months – Fiscal 2012 vs Fiscal 2011

•	Sales and Operating Income –

•
Average sales price decreased for the third quarter of fiscal 2012 due to a decrease in domestic demand for pork products and lower live hog costs. Average sales price increased for the nine months of fiscal 2012 due to price increases associated with increased live hog costs. Operating income decreased in the third quarter of fiscal 2012 due to the decrease in average sales prices and compressed pork margins caused by reduced domestic pork demand without a commensurate decrease in live hog costs. For the nine months of fiscal 2012, we maintained strong operating income by maximizing our revenues relative to the live hog markets, partially attributable to strong export sales and operational and mix performance.

•
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to forward futures contracts for live hogs. These amounts exclude the impact from related physical sale and purchase transactions, which impact current and future period operating results.

Income/(Loss) - in millions	Qtr	YTD
2012	$18	$51
2011	(6)	(15)
Improvement in operating results	$24	$66

Prepared Foods Segment Results

in millions	Three Months Ended			Nine Months Ended
	June 30, 2012	July 2, 2011	Change	June 30, 2012	July 2, 2011	Change
Sales	$764	$804	$(40)	$2,432	$2,388	$44
Sales Volume Change			(0.9)%			(1.2)%
Average Sales Price Change			(4.2)%			3.0%

Operating Income	$47	$30	$17	$142	$89	$53
Operating Margin	6.2%	3.7%		5.8%	3.7%
Third quarter and nine months – Fiscal 2012 vs Fiscal 2011

•	Sales and Operating Income –

•
We increased operating income, despite lower sales volumes for the third quarter and nine months of fiscal 2012, due to mix changes and lower raw material costs. Because many of our sales contracts are formula based or shorter-term in nature, we typically offset changing input costs through pricing. However, there is a lag time for price changes to take effect, which is what we experienced during fiscal 2011.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Sales	$8,308	$8,247	$24,905	$23,862
Cost of Sales	7,746	7,716	23,315	22,054
Gross Profit	562	531	1,590	1,808

Selling, General and Administrative	226	219	674	695
Operating Income	336	312	916	1,113
Other (Income) Expense:
Interest income	(2)	(2)	(9)	(8)
Interest expense	215	58	316	187
Other, net	(3)	(7)	(17)	(15)
Total Other (Income) Expense	210	49	290	164
Income before Income Taxes	126	263	626	949
Income Tax Expense	53	75	231	311
Net Income	73	188	395	638
Less: Net Loss Attributable to Noncontrolling Interest	(3)	(8)	(3)	(15)
Net Income Attributable to Tyson	$76	$196	$398	$653

Weighted Average Shares Outstanding:
Class A Basic	291	304	294	305
Class B Basic	70	70	70	70
Diluted	369	383	373	382
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.21	$0.53	$1.11	$1.77
Class B Basic	$0.19	$0.48	$1.00	$1.60
Diluted	$0.21	$0.51	$1.07	$1.71
Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.120	$0.120
Class B	$0.036	$0.036	$0.108	$0.108

Sales Growth	0.7%		4.4%
Margins: (Percent of Sales)
Gross Profit	6.8%	6.4%	6.4%	7.6%
Operating Income	4.0%	3.8%	3.7%	4.7%
Net Income	0.9%	2.3%	1.6%	2.7%
Effective Tax Rate	42.4%	28.7%	36.9%	32.8%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2012	October 1, 2011
Assets
Current Assets:
Cash and cash equivalents	$828	$716
Accounts receivable, net	1,350	1,321
Inventories	2,672	2,587
Other current assets	155	156
Total Current Assets	5,005	4,780
Net Property, Plant and Equipment	3,992	3,823
Goodwill	1,891	1,892
Intangible Assets	136	149
Other Assets	437	427
Total Assets	$11,461	$11,071

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$119	$70
Accounts payable	1,189	1,264
Other current liabilities	913	1,040
Total Current Liabilities	2,221	2,374
Long-Term Debt	2,345	2,112
Deferred Income Taxes	473	424
Other Liabilities	517	476

Total Tyson Shareholders’ Equity	5,871	5,657
Noncontrolling Interest	34	28
Total Shareholders’ Equity	5,905	5,685

Total Liabilities and Shareholders’ Equity	$11,461	$11,071

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	June 30, 2012	July 2, 2011
Cash Flows From Operating Activities:
Net income	$395	$638
Depreciation and amortization	369	384
Deferred income taxes	75	51
Loss on early extinguishment of debt	167	—
Other, net	(1)	34
Net changes in working capital	(286)	(421)
Cash Provided by Operating Activities	719	686

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(530)	(469)
Purchases of marketable securities	(45)	(121)
Proceeds from sale of marketable securities	36	42
Proceeds from notes receivable	—	51
Other, net	19	26
Cash Used for Investing Activities	(520)	(471)

Cash Flows From Financing Activities:
Payments on debt	(919)	(197)
Net proceeds from borrowings	1,082	83
Purchases of Tyson Class A common stock	(209)	(110)
Dividends	(44)	(45)
Other, net	6	52
Cash Used for Financing Activities	(84)	(217)

Effect of Exchange Rate Change on Cash	(3)	5

Increase in Cash and Cash Equivalents	112	3
Cash and Cash Equivalents at Beginning of Year	716	978
Cash and Cash Equivalents at End of Period	$828	$981

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Nine Months Ended		Fiscal Year Ended	Twelve Months Ended
	June 30, 2012	July 2, 2011	October 1, 2011	June 30, 2012

Net income	$395	$638	$733	$490
Less: Interest income	(9)	(8)	(11)	(12)
Add: Interest expense	316	187	242	371
Add: Income tax expense	231	311	341	261
Add: Depreciation	327	327	433	433
Add: Amortization (a)	13	24	29	18
EBITDA	$1,273	$1,479	$1,767	$1,561

Total gross debt			$2,182	$2,464
Less: Cash and cash equivalents			(716)	(828)
Total net debt			$1,466	$1,636

Ratio Calculations:
Gross debt/EBITDA			1.2x	1.6x
Net debt/EBITDA			0.8x	1.0x

(a)
Excludes the amortization of debt discount expense of $29 million and $33 million for the nine months ended June 30, 2012, and July 2, 2011, respectively, and $44 million for the fiscal year ended October 1, 2011, as it is included in Interest expense.

EBITDA represents net income, net of interest, income tax and depreciation and amortization. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe the presentation of this financial measure helps investors to assess our operating performance from period to period and enhances understanding of our financial performance and highlights operational trends. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. However, the measurement of EBITDA may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. EBITDA is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is one of the world's largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and service to customers throughout the United States and more than 130 countries. The company has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, August 6, 2012. To listen live via telephone, call 888-455-8283. International callers dial 1-210-839-8865. The pass code "Tyson Foods" will be required to join the call. A telephone replay will be available through September 7, 2012, at 800-685-6061. International callers may access the replay at 1-203-369-3604. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company's web site at http://ir.tyson.com.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our October 1, 2011, Annual Report filed on Form 10-K.